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         TELEFLEX INCORPORATED                    GENZYME CORPORATION

         Julie McDowell                           Bo Piela (media)
         Vice President,                          617-252-7785
         Corporate Communications
         610-832-7487                             Sally Curley (investors)
                                                  617-591-7140

FOR IMMEDIATE RELEASE                                               July 1, 2003


                TELEFLEX ACQUIRES CARDIOTHORACIC DEVICES BUSINESS
                            FROM GENZYME CORPORATION

Plymouth Meeting, PA and Cambridge, MA -- Teleflex Incorporated (NYSE:TFX) and Genzyme Corporation (NASDAQ:GENZ) announced today that Teleflex has acquired substantially all of the assets of the Genzyme cardiothoracic devices business in exchange for $32.4 million in cash and approximately $8 million in assumed trade obligations. With the acquisition, Teleflex Medical, a division of Teleflex Incorporated, expands its surgical device offerings to include minimally-invasive heart surgery and vein harvesting systems, aortic punch product lines, chest drainage and cardiovascular and valve suture products.

      These product lines were part of Genzyme's Biosurgery business. Genzyme Corp. announced previously that it would divest these products, which fall outside of the company's biotechnology focus.

      Based in Fall River, Massachusetts, the cardiothoracic devices business employs over 450 people and provides specialty surgical devices for the treatment of heart disease and broader surgical applications to over 2,500 customers in 45 countries around the world. In 2002, revenues for the cardiothoracic product lines were approximately $76 million. The acquisition is expected to be accretive to Teleflex's earnings in the first year.

      "This is one of the largest Medical Segment acquisitions Teleflex has completed to date in terms of annual sales," said Jeffrey P. Black, president and chief executive officer of Teleflex. "The transaction reflects our commitment to expanding our position in the global market for surgery

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products, expediting product development and increasing utilization of our global distribution network."

      "We are very excited to add this industry-leading group of cardiothoracic products to Teleflex Medical's growing portfolio of products and services," said Forrest Whittaker, president and chief operating officer of Teleflex Medical. "By combining the market share, products and expertise of these two companies, we can significantly improve our competitive position and enhance the offerings to our global customer base."

      Duke Collier, executive vice president of Genzyme Corp., said "We are grateful for the contributions of the employees of the cardiothoracic devices business over the years. We were fortunate to work with many great people. The experience we have gained within the heart surgery marketplace through our devices business has been fundamental to the growth of our extensive efforts to develop gene and cell therapies for heart disease, which remain a key area of focus for Genzyme."

ABOUT TELEFLEX MEDICAL

Teleflex Medical, a division of Teleflex Incorporated, is a leading global supplier of surgical instruments, medical devices, instrument management services, and health care supplies. The company specializes in surgical instruments for the cardiovascular, general, urology, gynecology, ENT, and orthopedic markets. Teleflex Medical markets health care supplies for anesthesia and urology under the Rusch brand name and surgical instruments and medical devices under the Beere, KMedic, Pilling, and Weck brands. The company also offers on-site operating room services for integrated health networks and custom instrument design and manufacture for OEMs.

ABOUT TELEFLEX

Teleflex Incorporated (NYSE: TFX) is a diversified Fortune 1000 company with annual revenues of over $2 billion. The company designs, manufactures and distributes quality engineered products and services for the automotive, marine, industrial, aerospace and medical markets worldwide. Teleflex employs more than 18,000 people worldwide who focus on providing innovative solutions for customers. For more information, see WWW.TELEFLEX.COM.

ABOUT GENZYME CORPORATION

Genzyme Corporation is a global biotechnology company dedicated to making a major positive impact on the lives of people with serious diseases and medical conditions. This commitment has driven innovation in treating both widespread diseases and rare genetic conditions, in providing leading diagnostic tests and services, in bringing the benefits of biotechnology to the practice of surgery, and in developing novel approaches to cancer. Genzyme's employees worldwide serve patients in more than 80 countries.

FORWARD-LOOKING INFORMATION:

Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in the statements. These factors are discussed in the company's Securities and Exchange Commission filings.

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